UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934

                                July 28, 2005
(Date of Report (Date of Earliest Event Reported))

                                 LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

MICHIGAN	1-9656	38-0751137
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Indentification Number)

1284 North Telegraph Road, Monroe, Michigan	48162-3390
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code (734) 241-4074

                                           None

        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01: Regulation FD Disclosure

On July 28, 2005, the Registrant issued a press release commenting on its business outlook.   A copy of the press release is attached hereto as Exhibit 99.

Item 9.01  Financial Statements and Exhibits

The following exhibit is furnished as part of this report:

Exhibit No.	Description
99	Press Release issued July 28, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED (Registrant)

Date: July 28, 2005

BY: /S/ Louis M. Riccio, Jr. Louis M. Riccio, Jr. Corporate Controller On behalf of the registrant and as Chief Accounting Officer

Exhibit 99

NEWS RELEASE

Contact: Mark Stegeman	(734) 241-4418	mark.stegeman@la-z-boy.com

LA-Z-BOY COMMENTS ON BUSINESS OUTLOOK

MONROE, MI. July 28, 2005 – La-Z-Boy Incorporated (NYSE, PCX: LZB) announced today it now expects earnings per share for its first fiscal quarter ending July 30, 2005 to be in the range of $0.04 — $0.06 per diluted share. The previously announced range of diluted earnings per share was $0.10 — $0.14. During last year’s first fiscal quarter, the company had a loss of $0.07 per fully diluted share, which included an after-tax restructuring charge of $0.12 per share.

La-Z-Boy President and CEO Kurt Darrow noted, “The weaker-than-anticipated retail environment during what is historically the industry’s slowest season leads us to now expect year-over-year sales for the quarter to be essentially flat. Our reduction in earnings guidance is primarily due to greater-than-expected expenses and transition costs from the additional 21 company-owned La-Z-Boy Furniture Galleries® stores that we acquired in the fourth quarter of our fiscal year 2005. As previously mentioned, the operations we acquired were in need of a variety of changes, including information systems, personnel, management, physical infrastructure and some store relocations. While we are implementing the necessary corrective actions, lower retail sales volumes are amplifying these short-term increases in expense.”

Darrow concluded, “Although the negative impact from company-owned retail in the quarter will be greater than we anticipated, we are pleased that our core upholstery and casegoods businesses are expected to show improving margin trends. These improvements are the direct result of the changes we have made in our casegoods business model and our focus on continuous process improvements across our entire enterprise.” The company plans to report this year’s fiscal first quarter operating results after the market close Monday, August 22, 2005 with its regular quarterly investor conference call the following morning, Tuesday, August 23, 2005 at 8:30 a.m. EDT.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: changes in consumer confidence, changes in demographics, changes in housing sales, the impact of terrorism or war, energy price changes, the impact of logistics on imports, the impact of interest rate changes, the effects of the ruling on tariffs by the U.S. Department of Commerce and potential disruptions from Chinese imports, the availability and cost of capital, the impact of imports as it relates to continued domestic production, raw material price changes, changes in currency rates, competitive factors, operating factors, such as supply, labor, or distribution disruptions including changes in operating conditions or costs, effects of restructuring actions, changes in the domestic or international regulatory environment, not fully realizing cost reductions through restructurings, ability to implement global sourcing organization strategies, the future financial performance and condition of independently owned dealers that we are required to consolidate into our financial statements or changes requiring us to consolidate additional independently owned dealers, the impact of new manufacturing technologies, the impact of adopting new accounting principles, fair value changes to our intangible assets due to actual results differing from projected, the impact of severe weather, factors relating to acquisitions and other factors identified from time to time in the company’s reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:

http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

With annual sales of over $2 billion, La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home and office, as well as for the hospitality, health care and assisted-living industries. The La-Z-Boy Upholstery Group companies are Bauhaus, Centurion, Clayton Marcus, England, La-Z-Boy, and Sam Moore. The La-Z-Boy Casegoods Group companies are American Drew, American of Martinsville, Hammary, Kincaid, Lea and Pennsylvania House.

The corporation’s vast proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 336 stand-alone La-Z-Boy Furniture Galleries® stores and 340 La-Z-Boy In-Store Gallerys, in addition to in-store gallery programs at the company’s Kincaid, Pennsylvania House, Clayton Marcus, England and Lea operating units. According to industry trade publication Furniture/Today, the La-Z-Boy Furniture Galleries retail network by itself represents the industry’s sixth largest U.S. furniture retailer and the largest single source furniture retailer in North America. Additional information is available at http://www.la-z-boy.com/.